UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2010

MYRIAD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Chipeta Way

Salt Lake City, UT 84108

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 8, 2010, Myriad Pharmaceuticals, Inc. (the “Company” or “MPI”) issued a press release announcing several strategic initiatives to focus the Company’s efforts on its oncology pipeline and to conserve its financial resources to extend the Company’s projected cash runway beyond 2013.

The Company’s initiatives include: the expansion of the Azixa™ clinical program to include a two-armed temozolomide combination study for the treatment of glioblastoma multiforme; the further advancement of the Company’s orally bioavailable Hsp90 inhibitor, MPC-3100; the designation of MPC-9528, an exciting novel Nampt inhibitor, as an IND-candidate; the suspension of its HIV maturation program for strategic, business reasons; and a reduction in workforce.

The reduction in workforce was authorized by MPI’s Board of Directors on June 3, 2010, and affects 21 employees, including two of its executive officers. Employees affected by the reduction in force were notified beginning on June 3, 2010, and, other than the two executive officers, will cease employment with MPI effective June 16, 2010. The two executive officers affected by the reduction in force will cease employment with MPI effective June 18, 2010. Subject to and upon the execution of a release of any potential claims, the two executive officers will receive the payments and benefits contained in their respective Executive Severance and Change in Control Agreements with MPI (the “Severance Agreements”) (as further discussed below), and all other terminated employees will be provided with cash severance payments. In addition, MPI has modified the terms of the stock option awards granted to the terminated employees on September 10, 2009 and February 18, 2010, to accelerate the vesting of 25% of the unvested options. All other terms and conditions of these stock options remain in full force and effect.

MPI estimates that the total costs to be incurred for severance-related expenses resulting from the reduction in force will be approximately $1.2 million, which will be accrued in the quarter ending June 30, 2010. These costs are associated with the severance benefits to be provided by MPI to each terminated employee. It is not anticipated that there will be any further material future cash expenditures associated with this reduction in force. The charges that MPI expects to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ. MPI may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

A copy of the press release, dated June 8, 2010, is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the reduction in force discussed above in Item 2.05, two of MPI’s named executive officers, Edward Swabb, M.D. Ph.D., Senior Vice President, Drug Development, and Chief Medical Officer, and Barbara Berry, Senior Vice President, Human Resources, were notified of their terminations on June 3, 2010, and will cease employment with MPI effective June 18, 2010.

(e) On February 1, 2010, MPI entered into Severance Agreements with each of Dr. Swabb and Ms. Berry, as described in the Current Report on Form 8-K filed by MPI on February 4, 2010. In connection with his termination by MPI without “Cause” (as defined in the Severance Agreement), Dr. Swabb will receive the severance payments and benefits provided for in his Severance Agreement. Based on the recommendation of the Compensation Committee, MPI’s Board of Directors approved an amendment to Ms. Berry’s Severance Agreement pursuant to which she will receive, in connection with her termination by MPI without “Cause” (as defined in the Severance Agreement), a lump sum payment of $204,883. A copy of the amendment to Ms. Berry’s Severance Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

In addition to the payments and benefits described in the Severance Agreements, based on the recommendation of the Compensation Committee, MPI’s Board of Directors approved, effective June 18, 2010, to accelerate the vesting of certain stock options held by Dr. Swabb and Ms. Berry as described under Item 2.05 above.

Item 8.01	Other Events.

On June 8, 2010, MPI issued a press release announcing its revised business strategy and associated reduction in force described in Item 2.05 of this report. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On June 7, 2010, MPI issued a press release announcing the presentation of clinical data from two separate Phase 2a combination drug studies of AzixaTM at the American Society of Clinical Oncology (ASCO) 2010 Annual Meeting in Chicago, IL. A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit No.	Description

10.1	First Amendment, dated June 3, 2010, to Executive Severance and Change in Control Agreement by and between Myriad Pharmaceuticals, Inc. and Barbara Berry, dated February 1, 2010.

99.1	Press Release dated June 8, 2010.

99.2	Press Release dated June 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD PHARMACEUTICALS, INC.

Dated: June 9, 2010	/S/ ADRIAN N. HOBDEN
Adrian N. Hobden, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment, dated June 3, 2010, to Executive Severance and Change in Control Agreement by and between Myriad Pharmaceuticals, Inc. and Barbara Berry, dated February 1, 2010.

99.1	Press Release dated June 8, 2010.

99.2	Press Release dated June 7, 2010.

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